Exhibit (h)(3)(B)

FIRST AMENDMENT TO FUND ACCOUNTING AGREEMENT

THIS AMENDMENT is executed as of the date set forth below by and between Ambassador Funds (the “Company”) and Fund Services Group, LLC (the “Fund Accountant”).

The Company and the Fund Accountant have previously entered into that certain Fund Accounting Agreement dated August 1, 2003 (the “Agreement”), and now desire to amend the Agreement as set forth below.

The Company and the Fund Accountant agree that Section 3 of the Agreement is amended to read as follows:

3.

Compensation.  Each Series of the Company, as listed on Exhibit A, shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement as follows:

•

Minimum fee of $30,000 on the first $200 million of net assets of the Company,

•

1 basis point (0.01%) on the next $300 million of net assets of the Company, and

•

one-half of a basis point (0.005%) on the net assets of the Company in excess of $500 million.

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

Dated as of the 13th day of June 2006.

AMBASSADOR FUNDS

      /S/ BRIAN T. JEFFRIES

By: ____________________________

        Brian T. Jeffries, President

FUND SERVICES GROUP, LLC

      /S/ MARIA C. DE NICOLO

By: _____________________________

         Maria C. De Nicolo, President

Exhibit A

to the

Fund Accounting Agreement

Fund Names

Separate Series of the Ambassador Funds

Name of Series

Date Added

Ambassador Money Market Fund

August 1, 2003

Ambassador Broadmarket Plus Fund

_____________